PROSPECTUS SUPPLEMENT (To Prospectus dated July 7, 1999)	Filed pursuant to Rule 424(b)(3) Registration No. 333-80835

Equity Residential

6,179,094 Common Shares of Beneficial Interest

This prospectus supplement updates the prospectus dated July 7, 1999, as amended by the prospectus supplements dated August 30, 1999, December 15, 2000 and November 8, 2013, relating to the offer and sale from time to time of up to 6,179,094 of our common shares of beneficial interest by certain selling shareholders and their transferees, assignees, distributees or pledgees, as further described in the prospectus, as previously supplemented. Share numbers disclosed in this prospectus supplement have been adjusted to reflect the two-for one share split which we effectuated on October 11, 2001.

You should read this prospectus supplement in conjunction with the prospectus and all previous supplements. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any previous supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

The information below updates the table appearing under the caption “Selling Shareholders” in the prospectus, as previously supplemented. Since the date we have received information from the selling shareholders, the selling shareholders may have beneficially acquired, sold, transferred or disposed of our common shares.

Name of Selling Shareholder	Number of Common Shares Beneficially Owned and Offered Hereby
Preston Butcher, as trustee of the CPB/CFB Revocable Trust	659,990*

*	Based on information provided by the identified selling shareholder as of March 6, 2014. Beneficial ownership of common shares offered hereby was acquired as a result of transfers of units of limited partnership interest in ERP Operating Limited Partnership (“Units”) by certain selling shareholders previously identified in the prospectus, as supplemented. The selling shareholder beneficially owns an additional (i) 383,110 common shares and (ii) 223,527 Units and common shares issuable upon exchange of such Units.

The date of this prospectus supplement is March 31, 2014.